UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 26, 2015

River Valley Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	0-21765	35-1984567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 Clifty Drive, P.O. Box 1590, Madison, Indiana		47250-0590
(Address of Principal Executive Offices)		(Zip Code)

(812) 273-4949
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On October 26, 2015, River Valley Bancorp (“River Valley”) and German American Bancorp, Inc. (“GABC”) jointly announced the signing of a definitive agreement on October 26, 2015 (the “Merger Agreement”) pursuant to which River Valley will be merged with and into GABC (the “Merger”). Simultaneously with the Merger, River Valley Financial Bank, an Indiana bank and wholly owned subsidiary of River Valley (the “Bank”), will merge with and into German American Bancorp, an Indiana bank and wholly owned subsidiary of GABC.
In connection with negotiations with respect to the Agreement, GABC expressed concerns that the non-compete provisions in the Bank’s existing employment agreements with Matthew P. Forrester, Anthony D. Brandon and John Muessel (the “Employees”) may expire following the closing of the Merger, pursuant to the terms of those agreements.  Although the Employees have negotiated and agreed to sign and deliver new employment contracts containing non-compete and non-solicitation provisions acceptable to GABC prior to closing of the Merger and such signing and delivery is a condition precedent to the closing of the Merger, GAB has requested protection against the possibility that the Employees would sign and deliver those new contracts but not report to work following the Closing. Accordingly, GABC requested that River’s existing employment agreements with the Employees be amended to add non-compete and non-solicitation provisions consistent with those negotiated in the new employment contracts. These will remain effective after the closing of the Merger only if the employee does not report to work after the Closing, and will expire once the Employee reports to work following the Closing.  Accordingly, on October 26, 2015, the Board of Directors of River approved amendments providing such protection for GABC.  The amendments were delivered to GABC on October 26, 2015.
In addition, on October 26, 2015, pursuant to the Merger Agreement, the Board of Directors of the Bank amended (the “First Amendment”) the River Valley Financial Bank Salary Continuation Agreement dated January 25, 2007, between the Bank and Matthew P. Forrester (“Mr. Forrester”) (the “Salary Continuation Agreement”), effective as of October 27, 2015. Under the Salary Continuation Agreement, prior to the First Amendment, Mr. Forrester would have been entitled to his normal retirement benefit under the Salary Continuation Agreement totaling $750,000 if his employment were terminated after a change in control of the Bank (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), payable in a lump sum within 30 days after his termination of employment. Any payments made upon a change in control would have been subject to reduction to avoid adverse tax consequences under Section 280G of the Code.
The First Amendment provides that, assuming Mr. Forrester is employed through at least October 27, 2016, the change in control provision in the Salary Continuation Agreement will not be effective. In that event, if Mr. Forrester’s employment is terminated after October 27, 2016, and before age sixty-two, he will receive only his Accrued Balance under the Salary Continuation Agreement, payable in a lump sum, whether or not there is a change in control. If Mr. Forrester’s employment is terminated after age sixty-two, but before age sixty-five, he will receive his Accrued Balance payable over 15 years, whether or not there is a change in control. If Mr. Forrester’s employment is terminated after age sixty-five, he will receive $50,000 per year over a 15-year period, whether or not there is a change in control. As required under Section 409A of the Code, the payment of each of these benefits under the Salary Continuation Agreement, as amended by the First Amendment, will be delayed five years after they would otherwise have been made under the Agreement.
The foregoing description of the amendments does not purport to be complete and is qualified in its entirety by reference to the full text of those amendments which are filed herewith as Exhibits 10.1 through 10.4 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Please see Item 1.01, the contents of which are incorporated by reference herein.

Item 9.01                          Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	First Amendment to Amended and Restated Employment Agreement between River Valley Financial Bank and Matthew P. Forrester
10.2	First Amendment to Amended and Restated Employment Agreement between River Valley Financial Bank and Anthony D. Brandon
10.3	Second Amendment to Amended and Restated Employment Agreement between River Valley Financial Bank and John Muessel
10.4	First Amendment to the River Valley Financial Bank Salary Continuation Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: October 28, 2015	River Valley Bancorp

	By:	/s/ Matthew P. Forrester
Matthew P. Forrester
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to Amended and Restated Employment Agreement between River Valley Financial Bank and Matthew P. Forrester
10.2	First Amendment to Amended and Restated Employment Agreement between River Valley Financial Bank and Anthony D. Brandon
10.3	Second Amendment to Amended and Restated Employment Agreement between River Valley Financial Bank and John Muessel
10.4	First Amendment to the River Valley Financial Bank Salary Continuation Agreement

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